Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 3, 2021

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2021 Third Quarter Results
•Sales of $485 million increased 10 percent sequentially, outperforming expectations
•Strong third quarter cash generation delivering year-to-date cash flow from operations of $139 million and free operating cash flow of $46 million
•Third quarter incremental simplification/modernization benefits of approximately $18 million, $180 million of cumulative program savings expected by end of FY21
•Fourth quarter sales expected to be up mid-single digits sequentially from continued market recovery and commercial excellence
PITTSBURGH, (May 3, 2021) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2021 third quarter ended March 31, 2021, with earnings per diluted share (EPS) of $0.26, compared with $0.03 in the prior year quarter, and adjusted EPS of $0.32, compared with $0.46 in the prior year quarter.
“I am encouraged by our results, which reflect solid execution of our initiatives as well as improving sales and free operating cash flow. Sales increased 10 percent sequentially, exceeding expectations, with improvement across all end-markets and regions and a return to growth on a year-over-year basis in Transportation, General Engineering and Asia Pacific. Although near-term uncertainties remain due to customer supply chain constraints and the effects of ongoing COVID-19 restrictions, we are optimistic that the worst of this crisis is behind us, and the momentum of the recovery will continue,” said Christopher Rossi, President and CEO.
Rossi added: “Adjusted operating margins increased 330 basis points sequentially due to stronger sales and improved manufacturing productivity. This margin improvement was achieved despite the continued lifting of temporary cost control actions. We expect further margin improvement in the fourth quarter through disciplined execution of our commercial excellence and simplification/modernization initiatives along with improving market conditions. We remain confident in our ability to deliver strong operating leverage and free operating cash flow as markets continue to recover and throughout the cycle.”

Simplification/Modernization Update
The Company has achieved annualized savings since inception to date from simplification/modernization of $164 million and is on track to achieve the $180 million savings target set at Investor Day in December 2017. Total incremental benefits in the quarter were approximately $18 million, which includes incremental restructuring savings of approximately $13 million as noted in the table below.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS (PRE-TAX)
($ in millions)
	Charges			Approximate Savings
Programs	Total Estimated	Current Quarter	Inception to Date	Total Estimated	YoY Incremental Current Quarter	Annualized Inception to Date
FY21 Actions	$90 - $95	$2	$77	$75	$13	$58

Fiscal 2021 Third Quarter Key Developments
Sales of $485 million increased 10 percent sequentially from the second quarter. Compared to the prior year's third quarter, sales were relatively flat from $483 million, reflecting a favorable currency exchange effect of 2 percent, offset by organic sales decline and unfavorable business day effects of 1 percent, respectively.
Operating income was $40 million, or 8.2 percent of sales, compared to $38 million, or 7.8 percent of sales, in the prior year quarter. The increase in operating income was due primarily to approximately $18 million of incremental simplification/modernization benefits, no goodwill and other intangible asset impairment charges in the current year quarter and $2 million of restructuring and related charges compared to $6 million in the prior year quarter, largely offset by an increase in variable compensation, unfavorable geographic and product mix, and unfavorable labor and fixed cost absorption due to lower volumes. Adjusted operating income was $42 million, or 8.6 percent margin, compared to $59 million, or 12.2 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) for the quarter was 8.0 percent (benefit on income) and the adjusted ETR was 20.6 percent (provision on income), compared to reported ETR of 93.1 percent and adjusted ETR of 28.5 percent in the prior year quarter, both provisions on income. The year-over-year change in the reported ETR is due primarily to changes in projected pretax income in both periods, discrete tax benefits recorded in the current year quarter related to the early debt extinguishment and a provision to return adjustment, as well as certain events that did not repeat in the current year such as goodwill and other intangible asset impairments. The decrease in the adjusted ETR is due primarily to a discrete tax benefit related to a provision to return adjustment and lower U.S. taxes associated with the base erosion anti-abuse tax (BEAT) and global intangible low-taxed income (GILTI) tax.
Reported EPS in the current quarter includes restructuring and related charges of $0.02, the effects of the early debt extinguishment of $0.08 and differences in annual projected tax rates of $0.08, partially offset by a discrete tax benefit of $0.12. Reported EPS in the prior year quarter includes restructuring and related charges of $0.06, goodwill and other intangible asset impairment charges of $0.17 and differences in annual projected tax rates of $0.20.
During the third quarter, the Company issued $300 million of 2.80 percent Senior Unsecured Notes with a maturity date of March 1, 2031 and subsequently used the net proceeds from the issuance, plus cash on hand, for the early extinguishment of the $300 million of 3.875 percent Senior Unsecured Notes due February 2022.
Year-to-date net cash flow provided by operating activities was $139 million compared to $146 million in the prior year period. The change in net cash flow provided by operating activities was driven primarily by working capital adjustments. Year-to-date free operating cash flow (FOCF) was $46 million compared to negative $57 million in the prior year period. The improvement in FOCF was driven primarily by lower capital expenditures of $112 million, partially offset by working capital adjustments.

Outlook and Fourth Quarter Assumptions
While the economic recovery is certainly underway, overall global market conditions remain somewhat unpredictable due to customer supply chain challenges, notably the semiconductor shortage issue in Transportation, and uncertainty from COVID-19 related restrictions, primarily in EMEA and parts of Asia Pacific.
From an outlook perspective for the fourth quarter, the Company’s expectations are as follows:
•Sales are expected to be up mid-single digits sequentially
•Adjusted operating margin is expected to modestly improve sequentially
•Capital spending is expected to be approximately $120 million for FY21
The Company will provide more details regarding its fourth quarter assumptions on its conference call.

Segment Results
Metal Cutting sales of $308 million increased 9 percent sequentially from the second quarter outpacing the typical seasonal trend. Compared to the prior year's third quarter, sales increased 2 percent from $303 million year-over-year, driven by a favorable currency exchange effect of 3 percent, partially offset by an unfavorable business day effect of 1 percent. Operating income was $23 million, or 7.4 percent of sales, compared to $17 million, or 5.5 percent of sales, in the prior year quarter. The increase in operating income was due primarily to approximately $11 million of incremental simplification/modernization benefits, no goodwill and other intangible asset impairment charges in the current year quarter and $2 million of restructuring and related charges compared to $4 million in the prior year quarter, partially offset by an increase in variable compensation, unfavorable product mix and unfavorable labor and fixed cost absorption due to lower volumes. Adjusted operating income was $25 million, or 8.2 percent margin, compared to $36 million, or 12.0 percent margin, in the prior year quarter.
Infrastructure sales of $177 million increased 12 percent sequentially from the second quarter, but decreased 2 percent from $180 million year-over-year, driven by an organic sales decline of 3 percent and an unfavorable business day effect of 1 percent, partially offset by a favorable currency exchange effect of 2 percent. Operating income was $18 million, or 10.4 percent of sales, compared to $22 million, or 12.2 percent of sales, in the prior year quarter. The decrease in operating income was primarily driven by an increase in variable compensation, organic sales decline and unfavorable labor and fixed cost absorption due to lower volumes, partially offset by approximately $4 million of incremental simplification/modernization benefits. Adjusted operating income was $18 million, or 10.1 percent margin, compared to $23 million, or 13.0 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on May 25, 2021 to shareholders of record as of the close of business on May 11, 2021.
The Company will host a conference call to discuss its third quarter fiscal 2021 results on Tuesday, May 4, 2021 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.”
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow, capital expenditures and effective tax rate for fiscal year 2021 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: the duration of the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally; other downturns in the business cycle or the economy; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; risks related to our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in our latest annual report on Form 10-K and our other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 9,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $1.9 billion in revenues in fiscal 2020. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2021	2020	2021	2020
Sales	$484,658	$483,084	$1,325,470	$1,506,252
Cost of goods sold	334,483	326,066	948,693	1,078,236
Gross profit	150,175	157,018	376,777	428,016
Operating expense	108,113	98,534	299,211	320,273
Restructuring and asset impairment charges	(822)	17,187	26,145	84,182
Loss on divestiture	—	—	—	6,517
Amortization of intangibles	3,362	3,404	10,043	10,413
Operating income	39,522	37,893	41,378	6,631
Interest expense	20,928	7,897	39,823	23,834
Other income, net	(2,692)	(2,438)	(10,568)	(9,330)
Income (loss) before income taxes	21,286	32,434	12,123	(7,873)
Provision (benefit) for income taxes	(1,699)	30,193	(10,252)	(11,295)
Net income	22,985	2,241	22,375	3,422
Less: Net income (loss) attributable to noncontrolling interests	1,364	(676)	3,042	(23)
Net income attributable to Kennametal	$21,621	$2,917	$19,333	$3,445
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.26	$0.04	$0.23	$0.04
Diluted earnings per share	$0.26	$0.03	$0.23	$0.04
Basic weighted average shares outstanding	83,719	83,106	83,539	83,022
Diluted weighted average shares outstanding	84,588	83,696	84,184	83,589

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2021	June 30, 2020
ASSETS
Cash and cash equivalents	$114,307	$606,684
Accounts receivable, net	303,210	237,983
Inventories	476,164	522,447
Other current assets	73,235	73,698
Total current assets	966,916	1,440,812
Property, plant and equipment, net	1,053,989	1,038,271
Goodwill and other intangible assets, net	399,735	403,148
Other assets	194,340	155,360
Total assets	$2,614,980	$3,037,591
LIABILITIES
Revolving and other lines of credit and notes payable	$18,745	$500,368
Accounts payable	164,481	164,641
Other current liabilities	242,327	233,071
Total current liabilities	425,553	898,080
Long-term debt	591,672	594,083
Other liabilities	280,174	276,640
Total liabilities	1,297,399	1,768,803
KENNAMETAL SHAREHOLDERS’ EQUITY	1,276,412	1,229,885
NONCONTROLLING INTERESTS	41,169	38,903
Total liabilities and equity	$2,614,980	$3,037,591

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2021	2020	2021	2020
Outside Sales:
Metal Cutting	$308,144	$303,459	$838,937	$951,123
Infrastructure	176,514	179,625	486,533	555,129
Total sales	$484,658	$483,084	$1,325,470	$1,506,252
Sales By Geographic Region:
Americas	$217,236	$242,404	$591,128	$746,936
EMEA	152,557	146,847	412,538	450,760
Asia Pacific	114,865	93,833	321,804	308,556
Total sales	$484,658	$483,084	$1,325,470	$1,506,252
Operating income:
Metal Cutting	$22,674	$16,619	$12,741	$749
Infrastructure	18,282	21,941	31,815	7,679
Corporate (1)	(1,434)	(667)	(3,178)	(1,797)
Total operating income	$39,522	$37,893	$41,378	$6,631
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (decline) (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended March 31, 2021 include restructuring and related charges, effects of early debt extinguishment, discrete tax benefits and differences in projected annual tax rates. Adjustments for the three months ended March 31, 2020 include restructuring and related charges, goodwill and other intangible asset impairment charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.

THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$484,658	$39,522	(8.0)%	$21,621	$0.26
Reported operating margin		8.2%
Restructuring and related charges	—	2,082	28.6	1,478	0.02
Effects of early debt extinguishment	—	—	48.6	6,438	0.08
Discrete tax benefit	—	—	(43.5)	(9,268)	(0.12)
Differences in projected annual tax rates	—	—	(5.1)	6,869	0.08
Adjusted results	$484,658	$41,604	20.6%	$27,138	$0.32
Adjusted operating margin		8.6%
(2) Attributable to Kennametal.

THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$308,144	$22,674	$176,514	$18,282
Reported operating margin		7.4%		10.4%
Restructuring and related charges	—	2,522	—	(441)
Adjusted results	$308,144	$25,196	$176,514	$17,841
Adjusted operating margin		8.2%		10.1%

THREE MONTHS ENDED MARCH 31, 2020 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$483,084	$37,893	93.1%	$2,917	$0.03
Reported operating margin		7.8%
Restructuring and related charges	—	5,573	12.8	4,858	0.06
Goodwill and other intangible asset impairment charges	—	15,599	3.1	14,261	0.17
Differences in projected annual tax rates	—	—	(80.5)	16,106	0.20
Adjusted results	$483,084	$59,065	28.5%	$38,142	$0.46
Adjusted operating margin		12.2%
(2) Attributable to Kennametal.

THREE MONTHS ENDED MARCH 31, 2020 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$303,459	$16,619	$179,625	$21,941
Reported operating margin		5.5%		12.2%
Restructuring and related charges	—	4,149	—	1,423
Goodwill and other intangible asset impairment charges	—	15,599	—	—
Adjusted results	$303,459	$36,367	$179,625	$23,364
Adjusted operating margin		12.0%		13.0%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended March 31,
(in thousands)	2021	2020
Net cash flow provided by operating activities	$139,197	$146,059
Purchases of property, plant and equipment	(94,066)	(206,061)
Disposals of property, plant and equipment	1,216	2,780
Free operating cash flow	$46,347	$(57,222)

Organic Sales Growth
Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth (decline) on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES GROWTH (DECLINE) (UNAUDITED)
Three Months Ended March 31, 2021	Metal Cutting	Infrastructure	Total
Organic sales growth (decline)	—%	(3)%	(1)%
Foreign currency exchange effect (3)	3	2	2
Business days effect (4)	(1)	(1)	(1)
Sales growth (decline)	2%	(2)%	—%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.